FOR IMMEDIATE RELEASE

                                                                    NEWS RELEASE

                                                                        CONTACT:
                                                                 Karen L. Howard
                   Vice President, Treasurer and Interim Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5550
                                                        KAREN.HOWARD@CMWORKS.COM


                          COLUMBUS MCKINNON CORPORATION
               FILES REGISTRATION STATEMENT FOR A PUBLIC OFFERING
                       OF 3,350,000 SHARES OF COMMON STOCK

AMHERST,  N.Y. October 20, 2005 -- Columbus  McKinnon  Corporation  (Nasdaq-NNM:
CMCO) announced today that it has filed a registration statement with the Securities and Exchange Commission relating to the public offering of 3,350,000 shares of its common stock, of which 3,000,000 shares will be sold by Columbus McKinnon and 350,000 shares will be sold by a selling shareholder. The net proceeds from the shares sold by Columbus McKinnon will be used to redeem a portion of its outstanding 10% Senior Secured Notes and for general corporate purposes to advance its strategy of global growth, including additional debt repayment, investments and acquisitions.

The offering will be lead managed by Credit Suisse First Boston. Robert W. Baird & Co. and Needham & Company, LLC will act as co-managers. The offering is subject to regulatory approvals, as well as customary closing and market conditions.

A registration statement relating to the common stock being offered has been filed with the Securities and Exchange Commission but has not yet become effective. The common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.

                                    - more -

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effectiveness of the Company's plans for growth, the ability to complete this equity offering and to recall outstanding debt and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

                                       ###